Exhibit 10.5

AMENDMENT NO. 4

TO

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:

This Amendment No. 4 to Executive Employment Agreement dated September 23, 2009, by and between BALLANTYNE STRONG, INC., a Delaware corporation, with its principal offices at 4350 McKinley Street, Omaha, Nebraska 68112 (the “Company”), and JOHN P. WILMERS, an individual, residing at 17403 Harney Street, Omaha, Nebraska 68118 (the “Executive”).

RECITALS:

This Amendment No. 4 to Executive Employment Agreement is made with reference to the following facts and objectives:

A.            Company and Executive entered into an Executive Employment Agreement dated January 23, 2003, in which Executive was retained to serve as President and Chief Executive Officer of the Company.

B.            On or about June 24, 2004, the parties entered into an Amendment No. 1 to Executive Employment Agreement deleting all references in said Executive Employment Agreement to Company’s Key Employee’s Bonus Plan and referencing instead the Company’s Executive Officer Performance Bonus Compensation Plan.

C.            On or about February 25, 2009, the parties entered into an Amendment No. 2 to Executive Employment Agreement to provide that in the event that Executive’s Employment Agreement was not renewed, all existing insurance benefits shall remain in force until the last day of the month in which any severance benefits Executive is receiving expire.

D.            On or about April 1, 2009, the parties entered into an Amendment No. 3 to Executive Employment Agreement deleting all references in said Executive Employment Agreement to Company’s Executive Officer Performance Bonus Compensation Plan and referencing instead any incentive plan or program that Company may have in place from time to time, covering Executive, in accordance with the terms and conditions set forth therein.

E.             The Executive Employment Agreement dated January 23, 2003 between the Company and Executive, as amended by Amendment Nos. 1, 2 and 3 thereto, shall be collectively referred to herein as the “Executive Employment Agreement.”

F.             As Executive is approaching retirement, the Company is taking steps to establish a succession plan and has engaged an executive search firm in order to find a successor to fill the position of President and Chief Executive Officer (the “Successor”).  In anticipation of the Company employing the Successor sometime prior to December 31, 2011, the Company and Executive desire to enter into this Amendment No. 4 to extend the Executive’s employment and amend the Executive Employment Agreement to commence on January 23, 2010 and to terminate on the earlier to occur of the following: (i) the first day the Successor commences employment as the President and Chief Executive Officer of the Company, or (ii) December 31, 2011.

G.            In order to promote a smooth transition in the event the Company employs the Successor prior to December 31, 2011, the Company and Executive desire to enter into the Employment Agreement attached hereto as Exhibit A (the “New Agreement”) to secure Executive’s service as an employee in a new capacity and to provide compensation and benefits to Executive for the period commencing on the first day the Successor commences employment through December 31, 2011.

H.            This Amendment No. 4 and the New Agreement will be delivered concurrently.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.               Amendments to Agreement.

Section 4 of said Executive Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.           Compensation.

4.1           Basic Compensation.  For all of the services to be rendered by the Executive in any capacity hereunder, the Company shall pay the Executive a salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000.00), and in no event shall the basic compensation be less than the aforesaid amount.  The compensation paid hereunder to the Executive shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee.

4.2           Additional Compensation.  In addition to the basic compensation set forth at Subsection 4.1 above, the Company shall pay the Executive additional compensation that Executive shall be entitled to receive under any incentive compensation plan or program the Company may have in place, from time to time, covering Executive.

4.3           [Intentionally Deleted].

4.4           [Intentionally Deleted].

4.5           Termination of Employment.  Upon termination of employment for any reason, the Executive shall be entitled to receive the basic compensation accrued but unpaid as of the date of termination.  Upon termination of employment of the Executive by the Company for any reason other than for cause, the Executive shall also be entitled to receive the additional compensation on a pro rata basis for the period of Executive’s employment under this Agreement and any additional compensation shall be payable within sixty (60) days following the end of the applicable calendar year.”

Section 5.2 of said Executive Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.2         The Company agrees to furnish an automobile selected by the Company for use by the Executive.  All expenses for the maintenance, insurance and upkeep of the automobile shall be borne by the Company.  On the date of termination of this Agreement, the Executive shall have the option to purchase such automobile from the Company at its current private party sale value according to Kelly Blue Book.”

Section 6 of said Executive Employment Agreement is hereby deleted in its entirety and replaced with the following:

“6.           Other Benefits.

6.1           Employee Benefit Plans.  In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each employee benefit plan of the Company now or hereafter adopted for the benefit of the employees of the Company, to the extent permitted by such plans and by applicable law.

6.2           Retiree Medical Benefits.  The Company further agrees to continue the Executive’s medical coverage for Executive and his eligible dependents, at the Company’s expense, until the Executive attains age sixty-five (65), and for the Executive’s spouse until she attains the age of sixty-five (65), even though such events may occur after this Agreement expires.  After age sixty-five (65), the Executive and his eligible dependents shall only be entitled to medical insurance coverage to the extent, if any, that the Company provides such coverage for other retired senior executives, except that the Company shall continue to provide medical coverage for the Executive’s spouse until she attains the age of sixty-five (65), provided the Executive is not terminated for cause.”

Section 7 of said Executive Employment Agreement is hereby deleted in its entirety and replaced with the following:

“7.           Term of this Agreement.

7.1           The term of this Agreement shall commence on January 23, 2010.  Unless terminated earlier as specifically provided herein, Executive’s employment with the Company under this Agreement shall terminate on the earlier to occur of the following: (i) the first day the Successor commences employment as the President and Chief Executive Officer of the Company, or (ii) December 31, 2011.

7.2           [Intentionally Deleted].

7.3           [Intentionally Deleted].

7.4           [Intentionally Deleted].

7.5           Effect of Termination of this Agreement.

7.5.1        In the event this Agreement is terminated early by reason of Executive’s death pursuant to Section 8.1, then (i) there shall be no remaining rights or obligations with respect to this Agreement except for Sections 8.1.2, 4.5 and 6.2 which shall survive termination of employment and shall remain in full force and effect, and (ii) the New Agreement shall be null and void.

7.5.2        In the event this Agreement is terminated early by reason of Executive’s incapacity pursuant to Section 8.1, then (i) there shall be no remaining rights or obligations with respect to this Agreement except for Sections 8.1.3, 4.5, 6.2 and 10 which shall survive termination of employment and shall remain in full force and effect, and (ii) the New Agreement shall be null and void.

7.5.3        In the event the Executive’s employment under this Agreement is terminated for cause pursuant to Section 8.2, then (i) there shall be no remaining rights or obligations with respect to this Agreement except for Sections 8.2.4, 4.5 and 10 which shall survive termination of employment and shall remain in full force and effect, and (ii) the New Agreement shall be null and void.

7.5.4        In the event this Agreement is terminated as a result of Successor commencing employment as the President and Chief Executive Officer of the Company prior to December 31, 2011, then (i) there shall be no remaining rights or obligations with respect to this Agreement except for Section 4.5 which shall survive termination of employment and shall remain in full force and effect, and (ii) this Agreement shall be superseded by the New Agreement.

7.5.5        In the event this Agreement terminates on December 31, 2011, then (i) there shall be no remaining rights or obligations with respect to this Agreement except for Sections 4.5, 6.2 and 10 which shall survive termination of employment and shall remain in full force and effect, and (ii) the New Agreement shall be null and void.”

Section 2.               Ratification.

Except as herein amended, the parties hereto confirm and ratify all the terms and conditions set forth in said Executive Employment Agreement and acknowledge that it is binding and enforceable according to the terms thereof.

IN WITNESS WHEREOF, this Amendment No. 4 to Executive Employment Agreement is duly executed by the parties this 23 day of September, 2009

BALLANTYNE STRONG, INC., a Delaware corporation, “Company”

By:	/s/ William F. Welsh, II
Name:	William F. Welsh, II
Its:	Chairman of the Board

By:	/s/ John P. Wilmers
JOHN P. WILMERS, “Executive”